                             VOTING TRUST AGREEMENT

      THIS AGREEMENT, dated as of May 1, 1996 by and between PMF, Inc., a shareholder (the "Shareholder") of Superior Supplements, Inc., a Delaware corporation (the "Corporation"), and Reginald Spinello, Lawrence Simon, and Daniel Durchslag (collectively, hereinafter referred to as the "Voting Trustees").

      WHEREAS, the Shareholder is presently the owner of five million (5,000,000) shares of the issued and outstanding Series A Preferred Stock of the Corporation, par value $.0001 per share, (the "Shares"); and

      WHEREAS, it is deemed in the best interest of the Corporation and the Shareholder that the voting power of the Shares held by the Shareholder be vested in the Voting Trustees, to the extent and upon the terms and conditions stated herein;

      NOW, THEREFORE, the parties hereto agree as follows: 1. Simultaneously with the execution of this Agreement, the Shareholder shall deliver to the Voting Trustees, undated proxies representing the Shares owned by the Shareholder, duly
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executed by the Shareholder on its behalf, in blank (collectively, the
"Proxies").

      2. The Voting Trustees shall vote the Shares represented by the Proxies under the terms and conditions set forth herein.

      3. Shareholder shall be entitled to all cash dividends and other distributions, if any, with respect to the Shares, including for splits or dividends.

      4. As long as this Agreement is in effect, the Voting Trustees, in their unrestricted discretion, shall have and are empowered and authorized to have, the power and right to represent the holder of the Shares, and to vote said Shares by exercising the Proxies, as in the sole judgement of the Voting Trustees may be in the best interest of the Corporation, at all meetings of the shareholders of the Corporation, in the election of directors and upon any and all matters and questions which may be brought before such meetings, as fully as the Shareholder might do if personally present. In the event of a disagreement among the Voting Trustees pertaining to how the Shares should be voted, a majority of the Voting Trustees shall determine the vote.


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      5. The Voting Trustees shall serve without compensation as Trustees and shall not be required to give bond or security for the discharge of their duties under this Agreement. They will exercise the powers and perform the duties of a voting trustee hereunder according to their best judgment in the interest of the

Corporation.

      6. The Voting Trustees may employ counsel and such agents as they may deem desirable, may remove them with or without cause, and may fix the powers, duties and compensation of such attorneys and agents.

      7. The Voting Trustees shall have the right to cause the Corporation, to the extent the Corporation is legally able to do so, to indemnify and hold harmless the Voting Trustees, against any and all losses, claims, damages or liabilities, to which the Voting Trustees may become subjected, by reason of any action taken by each as Voting Trustee under this Agreement. The Voting Trustees shall not incur any responsibility as shareholder, trustee or otherwise for any mistake, act or omission of any attorney, agent or by reason of any kind taken or omitted by them except for their own individual gross negligence.


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      8. In the event that a Voting Trustee shall die, resign, become incapacitated or unable to serve as a Voting Trustee, then his successor as a director of the Corporation (and any subsequent successors) shall automatically be deemed to replace him with the same power and authority as said Voting Trustee.

      9. The Voting Trust hereby created shall continue for five (5) years from the date hereof and shall then terminate; provided, however, that this Voting Trust shall automatically terminate with respect to any Shares that are sold by the Shareholder immediately upon the sale of said Shares.

      10. A duplicate copy of this Voting Trust Agreement shall be filed in the principal office of the Corporation in the State of New York.

      11. Any and all notices required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by certified or registered mail, or by private overnight mail service (e.g. Federal Express) addressed to the addresses set forth below, or at such other address as any


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

party entitled to receive notice may specify by notice to all other parties given as aforesaid:

             If to Shareholder:        PMF, Inc.
                                       c/o Superior Supplements, Inc.
                                       270 Oser Avenue
                                       Hauppauge, New York 11788

             If to Corporation:        Superior Supplements, Inc.
                                       270 Oser Avenue
                                       Hauppauge, NY  11788


             If to Voting Trustees:    c/o Superior Supplements, Inc.
                                       270 Oser Avenue
                                       Hauppauge, New York 11788

             Copy to:                  Bernstein & Wasserman
                                       950 Third Avenue, 10th Fl.
                                       New York, New York  10022
                                       Attn:  Hartley T. Bernstein, Esq.

      12. The validity of this Agreement, or any part hereof, and the Voting Trust Certificate, and the interpretation of all the provisions herein, shall be governed by the laws of the State of New York and each of the parties hereto consents to the jurisdictions of the federal and state courts located in the State of New York.


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

      13. The invalidity of any term or provision of this Agreement shall not affect the validity of the remainder of this Agreement.

      14. This Agreement shall bind and benefit the parties hereto, their heirs, administrators, executors, successors, and assigns.

      15. This Agreement may be executed simultaneously in one or more original or facsimile counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. This Agreement may only be modified by a writing signed by all of the parties hereto.


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

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate on the date first above written.

                                     PMF, Inc., as Shareholder of
                                     Superior Supplements, Inc.


                                     ____________________________________
                                     By: Barry Gersten, President


                                     ____________________________________
                                     Reginald Spinello, as Voting Trustee


                                     ____________________________________
                                     Lawrence Simon, as Voting Trustee


                                     ____________________________________
                                     Daniel Durchslag, as Voting Trustee


                                     SUPERIOR SUPPLEMENTS, INC.


                                     ____________________________________
                                     By: Lawrence Simon, President


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